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                                                                  Exhibit 99

FARREL NEWS

FARREL CORPORATION
25 Main Street                                    For immediate release
Ansonia, CT  06401                                CONTACT: WALTER C. LAZARCHECK
(203) 736-5500                                    TELEPHONE: (203) 736-5500


                FARREL CORPORATION REPORTS FIRST QUARTER RESULTS
                ------------------------------------------------


ANSONIA, CONNECTICUT, May 13, 2003 - Farrel Corporation (OTC Bulletin Board:
FARL) reported a net loss of $1,249,000, equivalent to $0.24 per share, on sales of $9.7 million for the quarter ended March 30, 2003, compared to a net loss of $760,000, equivalent to $0.15 per share on sales of $7.8 million for the quarter ended March 31, 2002.

Firm order backlog was $24.1 million at March 30, 2003, compared to $21.3 million at December 31, 2002, and $24.3 million at March 31, 2002. Firm backlog was approximately $26.3 million at May 9, 2003.

For additional information on the Company's first quarter financial results, refer to the Company's Form 10-Q filed today with the Securities and Exchange Commission.

Farrel Corporation is a leading designer and manufacturer of machinery used to process rubber and plastic materials. The Company's products include BANBURY(R) and INTERMIX(R) mixers, continuous mixers, single and twin screw extruders, plastic compounders, pelletizers, gear pumps and mills. Farrel also provides repair, refurbishment and machinery upgrade services.

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                               FARREL CORPORATION
                              FINANCIAL HIGHLIGHTS


                                              Quarter Ended
                              March 30, 2003                 March 31, 2002
                              --------------                 --------------

Net Sales                       $9,699,000                     $7,845,000

Net Loss                       $(1,249,000)                     $(760,000)

Net Loss Per Share                  $(0.24)                        $(0.15)

                                                  As of
                              March 30, 2003                December 31, 2002
                              --------------                -----------------

Stockholders' Equity           $13,036,000                    $14,523,000


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